Exhibit (d)(2)

Schedule A

Master Portfolios advised by BlackRock Fund Advisors

Investment Advisory Fee

Master Portfolio	Advisory Fee Rate
Active Stock Master Portfolio	Not exceeding $1 billion $1 billion – $3 billion $3 billion – $5 billion $5 billion – $10 billion Greater than $10 billion	0.25% 0.24% 0.23% 0.22% 0.21%
Large Cap Index Master Portfolio	0.03%
Money Market Master Portfolio	0.10%
S&P 500 Index Master Portfolio	0.01%
Total International ex U.S. Index Master Portfolio	0.03%
Treasury Money Market Master Portfolio	0.10%
U.S. Total Bond Index Master Portfolio	0.04%

Investment Advisory Contract

Schedule A, dated December 1, 2009

Amended: May 19, 2010

Amended: February 14, 2011

Amended: May 17, 2011

Amended: June 1, 2011

Amended: December 28, 2012

Amended: March 21, 2014

Amended: April 30, 2015

Amended: February 23, 2016

Amended: February 23, 2017

Amended: July 1, 2019

Amended: October 30, 2019

Amended: March 9, 2020

Schedule A-1

Schedule B

Master Portfolios advised by BlackRock Advisors, LLC

Investment Advisory Fee

Master Portfolio	Advisory Fee Rate

International Tilts Master Portfolio	Not exceeding $1 billion $1 billion – $3 billion $3 billion – $5 billion $5 billion – $10 billion Greater than $10 billion	0.40% 0.38% 0.36% 0.35% 0.34%

Investment Advisory Contract

Schedule B, dated December 28, 2012

Amended: September 18, 2013

Updated: July 1, 2019

Schedule B-1